Exhibit 99.1

Interlink Electronics Obtains New Line of Credit

Camarillo, California, December 21, 2006 - Interlink Electronics, Inc. (OTC:LINK.PK) today announced it has obtained a line of credit with Silicon Valley Bank. The line of credit is secured against accounts receivable and other assets. Under the one year term of the agreement, the Company has the ability to draw up to $5 million in cash borrowed against accounts receivable.

“This is an important first step to enhance our financial position,” said E. Michael Thoben, President, CEO and Chairman of Interlink Electronics. “We will continue to pursue additional financing alternatives and ways of reinforcing our balance sheet in order to execute our growth strategies.”

About Interlink Electronics, Inc.

Interlink Electronics, Inc. (OTC: LINK.PK), is a global leader in the design, development and manufacture of intuitive human interface products and technologies. Setting tomorrow’s standards for electronic signature and e-notarization products, advanced remote controls and consumer electronics interface solutions, Interlink has established itself as one of the world’s leading innovators of intuitive interface design. With more than 80 patents around the world protecting its technologies and products, Interlink Electronics serves a world-class customer-base from its corporate headquarters in Camarillo, California and offices in Japan, Taiwan, Hong Kong and China. For more information, see http://www.interlinkelectronics.com.

This release contains forward-looking statements that involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: the sufficiency of cash, credit lines and other sources to finance our operations; the results of pending litigation; business conditions and growth in the electronics industry and general economies, both domestic and international; lower than expected customer orders; delays in receipt of orders or cancellation of orders; competitive factors, including increased competition, new product offerings by competitors and price pressures; the availability of third party parts and supplies at reasonable prices; changes in, and acceptance by our market of, our product mix; significant quarterly performance fluctuations due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; and product shipment interruptions due to manufacturing problems. The forward-looking statements contained in this document regarding Interlink’s financial results, industry and revenue trends, the filing of reports with the Securities and Exchange Commission and future business activities should be considered in light of these factors.

Contacts:

Investor Relations Contact:

Michelle Lockard

mlockard@interlinkelectronics.com

805-484-8855 ext. 114

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